EXHIBIT 99.1

CNET Networks Appoints David Bernstein Chief Accounting Officer

SAN FRANCISCO, October 17, 2006—CNET Networks, Inc. (Nasdaq: CNET) today announced it has appointed David Bernstein as Senior Vice President of Finance and Chief Accounting Officer. Bernstein, 44, joins the company from Adobe Inc., one of the world’s leading providers of software solutions for digital content. Bernstein, who will report to George Mazzotta, CNET Networks’ Chief Financial Officer, assumed his duties as of October 16, 2006.

“We are pleased to have David join CNET Networks in this crucial role,” said George Mazzotta. “His leadership experience in finance and accounting will help us develop an exceptionally capable Finance team that adheres to the highest level of accounting standards.”

Bernstein joined Macromedia Inc. in 2001 as Vice President of Finance and assumed his role following the acquisition of Macromedia by Adobe Systems Inc. in 2005. Prior to this, Bernstein served as Vice President of Finance at Blue Martini Software, Inc. Bernstein holds a bachelor’s degree from Santa Clara University and is a Certified Public Accountant.

About CNET Networks

CNET Networks, Inc. (Nasdaq: CNET, www.cnetnetworks.com) is an interactive media company that builds brands for people and the things they are passionate about, such as gaming, music, entertainment, technology, business, food, and parenting. The Company’s leading brands include CNET, GameSpot, TV.com, MP3.com, Webshots, CHOW, ZDNet and TechRepublic. Founded in 1993, CNET Networks has a strong presence in the US, Asia and Europe.

Contact:

Martha Papalia

617/225-3340

Martha.Papalia@cnet.com

Contact:

Gloria Lee

415/344-2975

Gloria.Lee@cnet.com